Exhibit 99.3

LIQTECH ANNOUNCES AGREEMENT TO ACQUIRE OPERATIONS OF PROVITAL SOLUTIONS

Acquisition Expected to Expand LiqTech’s Ability to Enhance Silicon Carbide Membrane Market Penetration for Water Treatment

Ballerup, Denmark - July 16, 2014 - LiqTech International, Inc. (NYSE MKT:LIQT) (“LiqTech”) announces today that it has signed a definitive agreement to acquire the operations of Provital Solutions A/S (”Provital Solutions” or ”Provital”), a Denmark-based water solutions company specialising in integrated filtration solutions for the swimming pool and spa market segments.

LiqTech expects to leverage Provital’s systems application capabilities to allow LiqTech’s customers to accelerate the testing and validation cycle of LiqTech’s SiC solutions, while LiqTech’s worldwide sales presence will expand Provital’s sales opportunities.

In 2013, Provital Solutions sales were US$2.5 million with EBITDA margins in excess of 25%.  The transaction is expected to be accretive to EPS in 2014.

Provital Solutions was founded in 2009 to sell filtration solutions based exclusively on LiqTech’s ceramic membranes for the pool and spa industry. Provital Solutions has successfully identified the benefits of SiC liquid membranes for users, operators and the environment: improved water quality, and reduced water and energy consumption.

Provital Solutions has established a sales network covering strategic regions including Scandinavia, North America and Australia. Besides designing and supplying large SiC liquid membrane systems for pools and aquaculture operators, Provital Solutions has also developed a UV hybrid disinfection technology that complements the current product portfolio and opens new market development opportunities.

The definitive agreement provides that LiqTech will acquire 100% of Provital Solutions for certain LiqTech shares with an equivalent value of DKK 33.6 million (US$6.1 million) (based on LiqTech’s closing price on July 14, 2014) and a cash amount equalling DKK12.6 million (US$2.3 million). One-third of the shares have a lock-up period of six months; the balance of the shares will be placed in escrow, with release contingent on Provital achieving sales for 2014 and 2015 of US$12 million and US$22 million, respectively, with accompanying earnings before interest and taxes targets, and with a catch up provision in the earnout for 2016 if similar revenue levels are reached in the aggregate over the two-year period. As part of the agreement, LiqTech is obligated to support Provital Solutions with working capital to support its growth and launch of market-ready new products. The transaction will be subject to customary closing conditions and is expected to be completed in July 2014.

The technical engineering and applications expertise of Provital will augment LiqTech's SiC membrane specialists that provide technical recommendations and applications guidance in the use of LiqTech’s SiC liquid membrane products. This technical support capability is in high demand and the scope of customer requests has shifted towards more comprehensive engineering support. LiqTech expects that the acquisition of Provital Solutions, with its engineering know-how, will expand LiqTech’s in-house capabilities and enable our customers to accelerate the sales of their turnkey SiC liquid membrane filtration solutions at reduced development costs.

Aldo Petersen, Chairman of LiqTech, noted, ”Our acquisition of Provital Solutions is an important strategic and business decision. We have been very impressed with the strong growth of the company based on the significant value proposition that Provital offers to its customers, and we look forward to captializing on the complementary strengths that we expect will accelerate sales for the combined company in the future.”

ABOUT PROVITAL SOLUTIONS A/S

Provital Solutions A/S is a Danish company with headquarters in Hobro, Denmark. Provital has developed the Provital Filtration System, which offers a new standard of water filtration technology with a unique solution for the market and meets the increasing demand for higher water quality. The employees behind Provital Solutions are all well-experienced within the field of water filtration solutions.

Provital Solutions’ filtration systems can be for local public pool or larger aqua parks. Provital Solutions manufactures new efficient ceramic filter systems that will last longer, save water and require less maintenance than the current industry standard of sand filters.

Provital Solutions sets new standards for water treatment technology by using advanced LiqTech silicon carbide filters, which offers significantly higher fluxes compared to other filter types or sand filters. The system focuses on the reduction of water use in back washing, and reduced energy consumption, chlorine use, and maintenance expense. For more information, please visit www.provital.dk/

ABOUT LIQTECH INTERNATIONAL, INC. – (LIQT)

LiqTech International, Inc., a Nevada corporation, is a clean technology company that for more than a decade has developed and provided state-of-the-art technologies for gas and liquid purification using ceramic silicon carbide filters, particularly, highly specialized filters for the control of soot exhaust particles from diesel engines and for liquid filtration. Using nanotechnology, LiqTech develops products using proprietary silicon carbide technology. LiqTech's products are based on unique silicon carbide membranes, which facilitate new applications and improve existing technologies. For more information, please visit www.liqtech.com.

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Forward-Looking Statements: This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

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